Exhibit 3
McCANN FAMILY STOCKHOLDERS’ AGREEMENT
McCann Family Stockholders’ Agreement (as amended from time to time, the “Agreement”) dated as of July 18, 2017, by and among each of the signatories hereto and each Person who becomes a party to this Agreement in accordance with Section 13.5 hereof.
W I T N E S S E T H:
WHEREAS, each of the Stockholders listed on Schedule A hereto is, as of July 18, 2017, the record owner of Common Stock of 1-800-FLOWERS.COM, Inc., a Delaware corporation (together with its successors, the “Company”) (hereinafter, the “Shares”), in the amounts set forth next to such Stockholder’s name on such schedule;
WHEREAS, the Shares owned by the Stockholders represent a significant portion of the voting power of all of the outstanding shares of Common Stock of the Company;
WHEREAS, each of the Stockholders, including the Trustees of the Stockholders that are trusts (each such trust, a “Family Trust” and collectively the “Family Trusts”) and each of the initial Members (as named in section 2.2) believes that it is in the best long-term interests of the Stockholders and the beneficiaries of the Family Trusts to consolidate and unify the voting, management and control power represented by the Shares to ensure the continued control of the Company by the family of James F. McCann, the founder of the Company;
WHEREAS, certain capitalized terms used herein are defined in Section 14.
NOW THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, the Stockholders and the Members agree as follows:
Section 1.                    Voting Arrangements.
1.1.            On any matter on which any Shares are entitled to vote, each Stockholder agrees that all of the respective Shares over which such Stockholder has voting control shall be voted in accordance with the determination of the McCann Family Committee.  Notwithstanding the generality of the foregoing, in the case of The McCann Family Limited Partnership, the terms of this Section 1 shall apply only to that percentage of the Shares owned by the partnership that represent ownership interests other than the limited partnership interest of Christopher G. McCann.
1.2.            In order to secure each Stockholder’s obligation to vote such Stockholder’s Shares in accordance with the provisions of Section 1.1, each Stockholder hereby appoints Christopher G. McCann or, in the event of his resignation, death or Incapacity, such person as shall be designated in connection with each vote pursuant to Section 1.1 by the McCann Family Committee (such person, the “Applicable Proxy”) as such Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Stockholder’s Shares as provided for in Section 1.1.  The proxies and powers granted by each Stockholder pursuant to this Section 1.2 are coupled with an interest and are given to secure the performance of the obligations under this Agreement.  Such proxies and powers will be irrevocable until the termination of this Agreement and will survive the death or Incapacity of each such Stockholder who is an individual and the existence of each such Stockholder that is a trust or other entity.
1.3.            Any Applicable Proxy acting hereunder may resign at any time and for any reason by a written notice delivered to each Member.

1.4.            In the event that there shall be no Applicable Proxy or in the event that, for any reason, Section 1.2 shall be deemed invalid, each Stockholder agrees that he, she or it shall take all other necessary or desirable actions within such respective Stockholder’s control (including in such Stockholder’s capacity as a stockholder, trustee or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and/or execution of written consents in lieu of meetings) to vote all such Shares that may be voted on any matter in accordance with the provisions of Section 1.1.  In such event, each Stockholder shall promptly send written notice advising that the shares within such Stockholder’s control have been voted, and, in the case of any action taken by written consent, shall promptly furnish a copy of the signed consent, to the McCann Family Committee.
Section 2.                    The McCann Family Committee.
2.1.            The Stockholders hereby create a committee to exercise, to the extent and in the manner provided herein, certain voting, management and control powers over the Shares (the “McCann Family Committee”), which shall initially consist of five members (each, individually, a “Member” and collectively the “Members”).
2.2.            The Stockholders hereby designate Marylou McCann, Christopher G. McCann, Erin Moore Lenehan, James F. McCann, III, and Matthew E. McCann as the initial Members, each of whom hereby accepts such designation and hereby agrees to act as a Member hereunder.  In no event shall James F. McCann serve as a Member hereunder.
2.3.            The McCann Family Committee shall make all reasonable efforts to meet and discuss any matter to be voted on by the Stockholders prior to the taking of such vote.
2.4.            Any Member acting hereunder may resign at any time and for any reason by a written notice delivered to each of the other Members.
2.5.            In the event of the death, resignation or Incapacity of a Member or in the event of a court appointing a conservator, committee or guardian for a Member, such Member shall cease to serve on the McCann Family Committee.
2.6.            Each Sibling Member of the McCann Family Committee may appoint a Qualified Successor to serve in his or her place.  Should there be no person meeting the definition of Qualified Successor available to be designated by the Sibling Member, he or she may appoint his or her spouse or any other descendant of James F. McCann or of Christopher G. McCann (an “Interim Successor”) to act in his or her place until such time as a Qualified Successor attains the requisite age to serve.  Any such appointment of a Qualified or Interim Successor shall be made by an acknowledged written instrument delivered by the Sibling Member to James F. McCann or, if he is not living or is under an Incapacity, to each Member.  Absent such a designation or should James F. McCann, or, in the event of his death or Incapacity, the McCann Family Committee, determine for any reason that the designee of the Sibling Member is not suitable to be appointed to serve on the McCann Family Committee, a different Qualified or Interim Successor, as the case may be, may be appointed by the McCann Family Committee to act in place of such Sibling Member. If at any time there is no Qualified or Interim Successor to a Sibling Member or no Qualified or Interim Successor deemed pursuant to the prior sentence to be suitable to serve, then, unless and until a suitable Qualified or Interim Successor is appointed by the McCann Family Committee, such Sibling Member shall have no successor and the McCann Family Committee shall consist of the remaining Members.
2.7.            It is acknowledged and agreed that the Members of the McCann Family Committee in acting as such Members under this Agreement are acting solely in their capacity as parties having an interest in entities that are Stockholders and not as directors, officers, employees or agents of the Company.  In so acting hereunder, such Members shall not have fiduciary duties to the other Members, the Company or any other holders of Common Stock and may act in their sole discretion without any standard of reasonableness.

Section 3.                    Voting and Powers of the McCann Family Committee.
3.1.            Each Member shall be entitled to one vote on all matters to be voted on by the McCann Family Committee.
3.2.            In addition to the powers granted in this Agreement, the McCann Family Committee shall have the power to:
(a)            appoint an Applicable Proxy at such time as is specified in Section 1.2 of this Agreement;
(b)            bring, maintain and defend suits, whether in law or in equity, and to settle, compromise, agree to arbitrate and be bound thereby, and to take any action believed by the McCann Family Committee to be necessary or advisable to exercise the powers and duties of the McCann Family Committee under this Agreement; and
(c)            employ and pay reasonable compensation to such agents, advisors, accountants, attorneys and investment counsel as may be necessary or desirable in carrying out the duties and powers of the McCann Family Committee.
3.3.            Unless otherwise expressly provided in this Agreement, any act of the McCann Family Committee shall be taken by Majority Vote.  If there shall be a tie vote on any action requiring a Majority Vote, the affirmative vote of a majority of the Sibling Members of the McCann Family Committee shall control. If at any time there shall be only two Sibling Members of the McCann Family Committee and such Sibling Members are unable to agree, the tie breaking vote shall be cast by Christopher G. McCann or, if he is deceased or suffering from an Incapacity, by his eldest then living descendant.
Section 4.                    Meetings of the McCann Family Committee.
4.1.            A meeting of the McCann Family Committee may be called by any two Members by giving notice thereof to the other Members in accordance with the provisions of this Section 4.
4.2.            Notice of any meeting of the McCann Family Committee shall be deemed to be duly given to a Member (i) if mailed to such Member at least five (5) days before the day on which such meeting is to be held, or (ii) if sent to such Member by facsimile or electronic mail, or delivered to the Member personally, not later than one (1) day before the day on which such meeting is to be held.  Notice of any meeting of the McCann Family Committee need not be given to any Member if waived by the Member in writing, whether before or after the holding of such meeting, or if such Member is present at such meeting.
4.3.            At all meetings of the McCann Family Committee, the presence of a majority of the McCann Family Committee, whether in person or by proxy (granted in accordance with Section 4.4), shall constitute a quorum for the transaction of business.
4.4.            A Member may authorize (a) such Member’s spouse or any Adult child of such Member, if such Member is a descendant of James F.  McCann, (b) any other Member or (c) any other person approved by the McCann Family Committee (excluding the vote of such Member), to act for him or her (including to attend and vote at a meeting of the McCann Family Committee or to consent or dissent to an action of the McCann Family Committee without a meeting) by proxy.  Every such proxy must be in writing and signed by the Member.  Every such proxy shall be revocable at the pleasure of the Member executing it.

4.5.            A majority of the Members present, whether or not a quorum is present, may adjourn any meeting of the McCann Family Committee to another time or place.  No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 4.2 above shall be given to each Member.
4.6.            Any action required or permitted to be taken at any meeting of the McCann Family Committee may be taken without a meeting if consented to in writing by Members with the sufficient number of votes to constitute the approval required for such action, and such writing or writings are filed with the minutes of proceedings of the McCann Family Committee.
4.7.            To the extent consistent with the provisions of this Agreement, the McCann Family Committee may adopt rules and regulations for the conduct of meetings of the McCann Family Committee.
4.8.            Members may participate in a meeting of the McCann Family Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
Section 5.                    Transfers.
5.1.            Power of Transfer.  Subject to the provisions of this Agreement and any applicable federal or state securities laws, each of the Stockholders shall have the right, with respect to all or a portion of the Shares owned by such Stockholder, either individually or grouped with other Stockholders, to sell, transfer, assign, pledge, encumber  convert or otherwise dispose of, including, in the case of any individual Stockholder who may become a signatory hereto, in connection with the death of such Stockholder (“Transfer”), any such Shares.  Not less than five (5) Business Days’ notice of any Transfer shall be given to each Member of the McCann Family Committee.  Notwithstanding the generality of the foregoing, no such notice shall be required in the case of a transfer by The McCann Family Limited Partnership to Christopher G. McCann of Shares representing all or any portion of his limited partnership interest.
5.2.            Transfers requiring Supermajority Approval.  Notwithstanding any of the rights set forth in this Section 5, the prior approval of the McCann Family Committee, acting by Supermajority Vote, shall be required for any Transfer that will result in a Change in Control.  The determination of the McCann Family Committee as to whether any Transfer requires such consent shall be binding and conclusive upon all persons interested in the affected Shares.
5.3.            Sales.
(a)            In the event a Stockholder (the “Seller”) proposes to sell any Shares (the “Sale Shares”) owned by such Stockholder to a Person other than a Permitted Transferee, such Seller must first provide notice (the “Sale Notice”) to the other Stockholders (the “Sale Offerees”), each of which shall have the right, exercisable within five (5) Business Days after receipt of the Sale Notice, to purchase the Sale Shares owned by the Seller for a price per Share equal to the Fair Market Value of the Sale Shares as of the date such Notice is sent or, if lower, at the price stated in the Sale Notice.  The Sale Notice shall also be given by the Seller to each Member of the McCann Family Committee.
(b)            If the Sale Offerees have not elected to purchase all the Sale Shares within the applicable election period, each Sale Offeree that elected to purchase Sale Shares shall be provided an additional three Business Days, after the expiration of such election period, to elect to purchase the remaining Sale Shares.  If the Sale Offerees have not elected to purchase all the Sale Shares by the end of the second election period, the Members of the McCann Family Committee shall have the right, in equal shares or as they otherwise agree, to purchase the remaining Sale Shares as provided above, exercisable within five Business Days after the expiration of the second election period.  If the offer to sell the Sale Shares is oversubscribed at the expiration of any election period, such Sale Shares will be allocated on a pro rata basis among the Sale Offerees and Members based on the number of Sale Shares that each has elected to purchase.

(c)            Any deadlines stated herein notwithstanding, no election period shall expire during any period when a trading “window” is closed under the applicable insider trading policy of the Company.
(d)            Subject to Section 5.3(e), the closing of the sale to the Sale Offerees and Members will be held as soon as practicable after the expiration of all of the applicable election periods under Section 5.3(a), (b) and (c) and, in any event, no later than (i) 30 days after such expiration, if the value of such Sale Shares is less than $10 million, and (ii) 60 days after such expiration, if the value of such Sale Shares is more than $10 million (the “Closing Date”).  Contemporaneously with such closing, the Seller will deliver a certificate or certificates representing ownership of the Sale Shares, properly endorsed for transfer and with all necessary transfer or documentary stamps, if any, affixed or if the Sale Shares are not certificated, the Seller will cause such Shares to be transferred by book-entry transfer or other similar means, and in each case free and clear of all liens, restrictions or encumbrances against receipt from each purchasing Sale Offeree or Member of the Sale Price or allocable portion thereof in cash or by certified or bank cashier’s check or wire or interbank transfer of funds.
(e)            The obligation of a Seller and a purchasing Sale Offeree or Member to proceed with the closing on the Closing Date and the obligation to consummate a sale prior to the Sale Expiration Date will be conditioned upon, and the Closing Date or the Sale Expiration Date, as applicable, will be extended to a date which is five Business Days following, the receipt of all governmental and regulatory consents, approvals or waivers that may be required in connection with the purchase and sale of the Sale Shares and which date occurs during an open “window” under the insider trading policy of the Company.  The Seller and each of the purchasing Sale Offerees or Members will use all reasonable efforts to promptly make all filings, give all notices and secure all consents, approvals and waivers that may be required in connection with the purchase and sale of the Sale Shares.
(f)            Each Seller will have the right beginning with the expiration of the last election period under Section 5.3(a), (b) and (c) and continuing until 90 days thereafter or, if later, the last date for the closing of such purchase under Section 5.3(d) or Section 5.3(e) (such later date being the “Sale Expiration Date”) as applicable, to sell all Sale Shares that the Sale Offerees and Members do not elect to purchase at a price equal to or greater than that in the Sale Notice, subject to compliance with any applicable insider trading policy of the Company.  If such Sale Shares are not sold prior to the Sale Expiration Date, all rights to sell such Sale Shares pursuant to such Sale, without making another offer to the Sale Offerees pursuant to this Section 5.3, will terminate and the provisions of this Section 5.3 will continue to apply to any proposed Sale in the future.
5.4.            Transfers for no consideration.
(a)            Notwithstanding anything in this Agreement to the contrary but with prior written notice to each Member of the McCann Family Committee, any Stockholder may make a gratuitous transfer (hereinafter, a “Gift”) of (i) Class B shares to any Affiliate or (ii) any shares of common stock to a Permitted Transferee, provided, in each case, that the transferee shall have agreed to become a party to this Agreement.
(b)            Any Gift of (i) Class B shares to a Person or Persons other than an Affiliate or (ii) any shares of Common Stock to any Person or Persons who are not Permitted Transferees shall require prior approval of the McCann Family Committee (excluding the vote of any Member who wishes to make such Gift).
5.5.            Post-death Transfers.
(a)            If the executor(s) of the estate of any individual Stockholder, or the trustee(s) of any revocable trust created by any such Stockholder, determine that it is likely to be necessary to sell Shares in order to obtain cash to pay estate, inheritance or similar taxes relating to the death of the Stockholder, such executor(s) or trustee(s) may sell such Shares, and any additional Shares as such executor(s) or trustee(s) determine is necessary to provide cash to pay expenses of such estate or trust relating to such death, subject to the provisions of Section 5.3 if the Shares are sold to anyone other than a Permitted Transferee.  Such executor(s) or trustee(s) shall notify the Stockholders and Members of intent to sell as soon as reasonably practicable and in any event no later than 60 days prior to the due date of such tax payments.

(b)            If, pursuant to the will of, or the governing documents of any trust created by, a Stockholder, including as the result of a disclaimer by any beneficiary under such an instrument, the executor(s) of the estate of the Stockholder or the trustee(s) of such trust are required to make a Transfer of Shares other than to a Permitted Transferee, prior notice of such Transfer shall be given to each Member. Such Transfer will be permitted only with the approval of the McCann Family Committee.  If the McCann Family Committee does not grant such approval, it shall give written notice of its decision to the executor(s) or trustee(s), as the case may be, and to each Stockholder.  Such notice from the McCann Family Committee shall be deemed a Sale Notice given by the executor(s) or trustee(s) under Section 5.3(a) for a price equal to the Fair Market Value of the Sale Shares as of the date such notice is sent and shall be subject to all of the provisions of Section 5.3 of this Agreement.  Any such shares not purchased by the Stockholders or Members pursuant to Section 5.3 may be transferred as directed pursuant to the terms of the governing will or trust.
5.6.            Pledges and Involuntary Transfers.
(a)            Except with the approval of the McCann Family Committee, no Stockholder shall pledge any Shares unless (i) such Shares remain registered solely in the name of the pledgor of the Shares and (ii) the pledgee agrees in writing that the pledgee’s right to foreclose on such Shares is subject to the rights of the Stockholders (other than the pledgor) to purchase such Shares as provided in Section 5.3.
(b)            Any involuntary Transfer of Shares in connection with the bankruptcy of any Stockholder shall be subject to the terms of Section 5.3 and the Stockholder shall give notice of such involuntary Transfer to the other Stockholders as promptly as possible.
(c)            Any involuntary Transfer of Shares in connection with the divorce of any Stockholder may be made, with the approval of the McCann Family Committee, provided that the spouse or former spouse of the Stockholder to whom the Shares will be transferred agrees to become a party to this
(d)            Agreement with respect to such Shares.  Absent such agreement, the Shares subject to such involuntary Transfer shall be subject to the terms of Section 5.3 and the Stockholder shall give notice of such involuntary Transfer to the other Stockholders as promptly as possible.
(e)            The foregoing terms of this Section 5.6 and the terms of Section 5.3 shall not apply to Shares that have been pledged as security for any loan prior to the date of this Agreement, as notified to the McCann Family Committee prior to the date hereof, or to any Shares that are pledged after the date hereof with approval of the McCann Family Committee.  The requirement of five (5) Business Days’ notice under Section 5.1 shall not apply in the event of a foreclosure on such Shares but the Stockholder who owns the Shares shall promptly notify each Member of the McCann Family Committee of such foreclosure.
5.7.            Unauthorized Transfers.
Any Transfer or attempted Transfer of Shares in violation of any provision of this Agreement shall be void.
Section 6.                    Compensation; Expenses; Liability; Indemnification.
6.1.            No party to this Agreement shall be entitled to compensation for acting hereunder.
6.2.            The expenses of the McCann Family Committee shall be paid by the Stockholders in proportion to the respective Stockholders’ ownership of Common Stock at the time such expense was incurred or in such other manner as determined by the McCann Family Committee.

6.3.            No party hereto at any time acting under this Agreement shall be liable for any loss, liability, expense or damage to any other party hereto or beneficiaries of the Family Trusts occasioned by such party’s acts or omissions in good faith in carrying out his or her duties under this Agreement (including acts or omissions in reliance on advice of counsel), and in any event a party hereto shall be liable only for his or her bad faith or gross negligence, but not for honest errors of judgment.
6.4.            A party hereto shall be entitled to be indemnified by the Stockholders for any liabilities resulting from, or arising in connection with, such party’s entering into this Agreement and/or the performance of his or her obligations in accordance with the terms of this Agreement.  Any such indemnification shall be made by the Stockholders in proportion to the respective Stockholders’ ownership of Common Stock determined as of the time of the event for which such indemnification is being sought.
6.5.            Each Adult beneficiary of a Family Trust who is a signatory to this Agreement hereby agrees to release each Trustee of such Family Trust from any claim that may, now or in the future, arise from, or in connection with, such Trustee’s entering into this Agreement and/or the performance of his or her obligations in accordance with the terms of this Agreement, and each such Trustee of a Family Trust shall be entitled to be indemnified by the Adult beneficiaries of such Family Trust, jointly and severally, for any liabilities resulting from, or arising in connection with, such Trustee’s entering into this Agreement and/or the performance of his or her obligations in accordance with the terms of this Agreement.
Section 7.                    Amendment.
The provisions of this Agreement may be amended by a Supermajority Vote; provided, in each case, that the provisions of Section 4 of this Agreement may be amended at any time by a Majority Vote.
Section 8.                    Termination.
8.1.            Unless sooner terminated by a written instrument signed by the Members of the McCann Family Committee, acting by Supermajority Vote, this Agreement shall terminate upon the earlier of (i) the number of Stockholders governed by this Agreement ceasing to be at least two in number, or (ii) the aggregate number of outstanding Shares ceasing to constitute at least 15% of the total voting power of the aggregate number of outstanding shares of Common Stock (including unvested restricted stock).
Section 9.                    Enforceability, Remedies.
9.1.            The Shares governed by this Agreement represent a significant portion of the voting control of the Company.  For this reason, among others, the parties hereto and the beneficiaries of the Family Trusts will be irreparably damaged in the event that this Agreement is not specifically enforced.  Should any dispute arise as to any vote of any such Shares or any other action under this Agreement, an injunction may be issued restraining any such vote or other action pending the determination of such controversy, and in the event a party hereto fails to comply with its obligations hereunder, such party’s obligations shall be enforceable in a court of equity by a decree of specific performance.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedy any of the parties hereto may have.
Section 10.                          Jurisdiction and Venue.
10.1.            Each party to this Agreement hereby agrees that any Action will be commenced in the United States District Court for the District of Delaware or in any court of the State of Delaware.  Each party to this Agreement hereby irrevocably consents to the jurisdiction and venue of the United States District Court for the District of Delaware and of any court of the State of Delaware.

Section 11.                          Endorsement of Share Certificates.
11.1.            As soon as possible after the execution of this Agreement or upon later acquisition of additional Common Stock, each Stockholder shall endorse on the face of the certificates representing the Common Stock then owned or thereafter acquired by such Stockholder a legend reading substantially as follows:
“The voting and transfer of the shares represented by this Certificate is restricted by, and subject to the terms and conditions of, the McCann Family Stockholders’ Agreement, dated as of July 18, 2017, as it may be amended, a copy of which is with the Secretary of 1-800-FLOWERS.COM, Inc., and will be furnished without charge to the holder of such shares upon written request.”
In the case of any Common Stock held in book entry form, the Stockholder shall advise the transfer agent to record in its records the fact that the voting and transfer of the Shares is subject to this Agreement and that no transfer of the Shares can be made without prior written notice to the Members of the McCann Family Committee.
Section 12.                          Notices.
12.1.            Any notice required or desired to be delivered hereunder shall be (i) in writing, (ii) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt requested, or by facsimile or electronic mail, (iii) deemed to have been given on the date of personal delivery,
12.2.            the date set forth in the records of the delivery service or return receipt, or in the case of facsimile or
12.3.            electronic mail, upon dispatch, and (iv) addressed as designated on Schedule B hereto (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).
Section 13.                          Construction.
13.1.            All of the provisions of this Agreement shall apply to all Shares now owned or hereafter acquired by the Stockholders.  Unless expressly so provided herein, nothing hereunder shall be deemed to constitute any person a third party beneficiary of this Agreement.
13.2.            Whenever necessary or appropriate, the use herein of any gender shall be deemed to include the other gender and the neuter and the use herein of either the singular or the plural shall be deemed to include the other.  Whenever used herein, the term “child” or “descendant” shall be deemed to include natural and adopted children and descendants, respectively.
13.3.            The headings and titles herein are for convenience of reference only and are to be ignored in any construction of the provisions hereof.
13.4.            This Agreement shall be governed and construed according to the laws of the State of Delaware, without regard to its rules for conflicts of laws.
13.5.            This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns.  Without limiting the generality of the preceding sentence, this Agreement shall be binding on (i) any successor Member, (ii) any successor trustee to any of the Trustees party hereto as of the date hereof and (iii) any Person that hereafter acquires any Shares subject to a condition that such Person shall agree in writing to be bound by the terms and conditions of this Agreement, upon such Person’s acceptance of that condition.

13.6.            Any party to this Agreement shall cease to be a party to this Agreement as of the time at which such party no longer holds any Shares.
13.7.            Nothing in this Agreement shall be deemed to modify or otherwise affect any rights of the Company or any of its subsidiaries under any agreement to which it and any Member or Stockholder is a party.
13.8.            This Agreement may be executed and delivered (including by means of facsimile or scanned pdf image) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 14.                          Definitions.
14.1.            Defined Terms.  When used in this Agreement, the following terms shall have the meanings set forth below:
“Action” means any action, suit or proceeding arising out of or relating to this Agreement.
“Adult” means a person having attained the age of 21.
“Affiliate” with respect to any Stockholder shall mean an Affiliate of the Original Shareholder who or which initially held the shares being transferred within the meaning of Article IV.C.4(c)(i) of the Third Amended and Restated Certificate of Incorporation of the Company, as such provision may be amended from time to time.
“Agreement” has the meaning set forth in the preamble hereto.
“Applicable Proxy” has the meaning set forth in Section 1.2.
“Business Day” means any day of the year other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to be closed.
“Change in Control” means any transfer or other transaction that results in the McCann Family Group, collectively, ceasing to possess, directly or indirectly, at least 66.67% of the total voting power of the aggregate number of outstanding shares of Common Stock (including unvested restricted stock).
“Closing Date” has the meaning set forth in Section 5.3(d).
“Common Stock” means the common stock of the Company (including both Class A and Class B stock).
“Company” has the meaning set forth in the preamble hereto.
“Fair Market Value” of any stock shall be the mean between the highest and lowest quoted selling prices on the relevant date.  If there were no sales on the relevant date but there were sales on dates within a reasonable period before and after such date, the fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest dates before and after the relevant date.  If there is no public market for the stock being valued, the fair market value shall be determined by an independent appraisal taking into account the factors set forth by the Internal Revenue Service in Revenue Ruling 59-60.  For purposes of determining their Fair Market Value, Class B Shares shall be treated as shares of Class A Common Stock.

“Family Trust” has the meaning set forth in the preamble hereto but shall also be read to include any trust for the benefit of any spouse, descendant, sibling or descendant of a sibling of James F. McCann that shall hereinafter become a party to this Agreement.
“Gift,” for purposes of Section 5.4, means a gratuitous transfer of Shares by an individual Stockholder, a distribution of Shares to any beneficiary of a Stockholder that is a trust and a distribution of Shares to any partner by a Stockholder that is a partnership.
 “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (iv) multi-national organization or body; and/or (v) government entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Incapacity” means, with respect to an individual, that his or her ability to receive and evaluate information effectively or to communicate decisions, or both, is impaired to such an extent that the individual permanently lacks the capacity to manage his or her financial resources, as determined by certification of one licensed physician who is treating such individual for the condition giving rise to the incapacity.  Each Stockholder and Member, and Christopher G. McCann individually for purposes of Section 3.3, specifically authorizes such a determination to be made by his or her physician and the McCann Family Committee to be notified if the circumstances warrant such notification.  Each such individual further authorizes the release by any health care provider of medical information (including but not limited to all individually identifiable heath information and medical records) needed by such physician to make a medical determination of incapacity.  This authorization is intended to apply to any information covered by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).
“Interim Successor” has the meaning set forth in Section 2.6.
“Majority Vote” means the affirmative vote of over fifty percent (50%) of the Members.
“McCann Family Committee” has the meaning set forth in Section 2.1.
“McCann Family Group” shall mean, collectively, James F. McCann, Christopher G. McCann, any spouse or descendant of either of them and any trust established by any of the foregoing, the McCann Family Limited Partnership and the 1999 McCann Family Limited Partnership.
“Member” or “Members” has the meaning set forth in Section 2.1.
“Permitted Transferee” means any Stockholder; any child or further descendant of, or sibling or spouse of, James F. McCann, or any descendant of any of the foregoing, provided such individual has agreed to become a party to this Agreement with respect to any Shares he or she may acquire; or any trust for the benefit of one or more Permitted Transferees provided the trustee(s) of such trust have agreed to become party to this Agreement with respect to any Shares the trust may acquire.
“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Body.
“Qualified Successor” means, in the case of each of the original Sibling Members, an Adult descendant of such Sibling member.  In the case of any successor to an original Sibling Member, a Qualified Successor means any Adult descendant of such original Sibling Member.

“Sale Expiration Date” has the meaning set forth in Section 5.3(f).
“Sale Notice” has the meaning set forth in Section 5.3(a).
“Sale Offerees” has the meaning set forth in Section 5.3(a).
“Sale Shares” has the meaning set forth in Section 5.3(a).
“Seller” has the meaning set forth in Section 5.3(a).
“Shares” means shares of Common Stock subject to this Agreement.
“Sibling Member” shall mean each of Erin Moore Lenehan, James F. McCann, III, and Matthew E. McCann (each an “original Sibling Member”) and any Qualified Successor or (except for purposes of Sections 2.6 and the second sentence of Section 3.3), Interim Successor who succeeds any of them as a Member.
“Stockholder” means (i) each holder of Common Stock listed on Schedule A annexed hereto and (ii) each Person that acquires Common Stock after the date hereof, in accordance with this Agreement or otherwise, who is a party to this Agreement or becomes a party to this Agreement in accordance with Section 13.5 or otherwise.
“Supermajority Vote” means the affirmative vote of at least seventy-five percent (75%) of the Members.
“Transfer” has the meaning set forth in Section 5.1.
“Trustee” and “Trustees” means, with respect to each of the original trust signatories, the Trustees in office thereunder on the effective date of this Agreement and their successor in the office of Trustee and, with respect to any other trust that becomes a party to the Agreement, the trustees acting thereunder from time to time.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed by each of the parties hereto and shall be effective as of the date first above written.
ERIN MC CANN 2005 TRUST

By:  /s/ Marylou McCann
MARYLOU McCANN, Trustee

By:  /s/ Christopher G. McCann
CHRISTOPHER G. McCANN, Trustee

By:  /s/ Erin Lenehan
ERIN MOORE LENEHAN, Trustee

JAMES McCANN 2005 TRUST

By:  /s/ Marylou McCann
MARYLOU McCANN, Trustee

By:  /s/ Christopher G. McCann
CHRISTOPHER G. McCANN, Trustee

By:  /s/ James McCann
JAMES F. McCANN, III, Trustee

MATTHEW McCANN 2005 TRUST

By:  /s/ Marylou McCann
MARYLOU McCANN, Trustee

By:  /s/ Christopher G. McCann
CHRISTOPHER G. McCANN, Trustee

By:  /s/ Matthew McCann
MATTHEW E. McCANN, Trustee

JAMES F. McCANN 2012 FAMILY TRUST - PORTION I

By:   /s/ Christoper G. McCann
CHRISTOPHER G. McCANN, Trustee

JAMES F. McCANN 2012 FAMILY TRUST - PORTION II

By:  /s/ Christoper G. McCann
CHRISTOPHER G. McCANN, Trustee

THE McCANN FAMILY LIMITED PARTNERSHIP

By:  /s/ Christoper G. McCann
CHRISTOPHER G. McCANN,
General Partner

THE 1999 McCANN FAMILY LIMITED PARTNERSHIP

By:  /s/ Christoper G. McCann
CHRISTOPHER G. McCANN, President
Public Flowers, Inc.
General Partner

MARYLOU McCANN, Individually

/s/ Marylou McCann

CHRISTOPHER G. McCANN, Individually

/s/ Christoper G. McCann

ERIN MOORE LENEHAN, Individually

/s/ Erin Lenehan

JAMES F. McCANN, III, Individually

/s/ James McCann

MATTHEW E. McCANN, Individually

/s/ Matthew McCann

SCHEDULE A -STOCKHOLDERS
Erin McCann 2005 Trust
Marylou McCann, Christopher G. McCann and Erin Moore Lenehan, Trustees
2,265,197 Class A Shares
James McCann 2005 Trust
Marylou McCann, Christopher G. McCann and James F. McCann, III, Trustees
2,265,197 Class A Shares
Matthew McCann 2005 Trust
Marylou McCann, Christopher G. McCann and Matthew E. McCann, Trustees
2,265,196 Class A Shares
The James F. McCann 2012 Family Trust – Portion I
Christopher G. McCann, Trustee
492,368 Class A Shares
The James F. McCann 2012 Family Trust – Portion II
Christopher G. McCann, Trustee
869,033 Class A Shares
The McCann Family Limited Partnership
Christopher G. McCann, General Partner
2,000,000 Class B Shares
The 1999 McCann Family Limited Partnership
Public Flowers, Inc., General Partner
3,875,000 Class B Shares

SCHEDULE B
STOCKHOLDERS
Erin McCann 2005 Trust
One Old Country Road, Suite 500
Carle Place, NY  11514
James McCann 2005 Trust
One Old Country Road, Suite 500
Carle Place, NY  11514
Matthew McCann 2005 Trust
One Old Country Road, Suite 500
Carle Place, NY  11514
The James F. McCann 2012 Family Trust – Portion I
JP Morgan Trust Company of Delaware
500 Stanton Christiana Rd
Newark, DE  19713
The James F. McCann 2012 Family Trust – Portion II
JP Morgan Trust Company of Delaware
500 Stanton Christiana Rd
Newark, DE  19713
The McCann Family Limited Partnership
One Old Country Road, Suite 500
Carle Place, NY  11514
The 1999 McCann Family Limited Partnership
One Old Country Road, Suite 500
Carle Place, NY  11514
MEMBERS
Marylou McCann
One Old Country Road, Suite 500
Carle Place, NY  11514
Christopher G. McCann
One Old Country Road, Suite 500
Carle Place, NY  11514
Erin Moore Lenehan
One Old Country Road, Suite 500
Carle Place, NY  11514
James F. McCann, III
One Old Country Road, Suite 500
Carle Place, NY  11514
Matthew E. McCann
One Old Country Road, Suite 500
Carle Place, NY  11514